UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2007

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Adams Avenue, Hauppauge, New York		11788
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.04 and 3.01	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement and Notice of Failure to Satisfy a Continued Listing Rule

As disclosed in Interpharm Holdings, Inc.’s (“Holdings”) Current Report on Form 8-K filed with the SEC on February 15, 2006 (the “February 8-K”), Interpharm, Inc. (the "Company"), a wholly owned subsidiary of Holdings entered into a credit agreement (the "Wells Fargo Credit Agreement") with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Wells Fargo"). Under the Wells Fargo Credit Agreement, the Company obtained a $41,500,000 credit facility from Wells Fargo. Copies of the Wells Fargo Credit Agreement and related documents are annexed to the February 8-K.

As of the date of this Current Report, the Company is obligated to Wells Fargo under the Wells Fargo Agreement in the amount of approximately $32,500,000 (the “Outstanding Amount”) and the Company has defaulted on certain of the financial covenants contained in the Wells Fargo Agreement. As a result of these defaults, Wells Fargo has the right to demand repayment of the Outstanding Amount. To date, Wells Fargo has not demanded repayment of the Outstanding Amount and Holdings and the Company are engaged in negotiations with Wells Fargo to amend the Wells Fargo Credit Agreement and the covenants contained therein.

As a result of the negotiations with Wells Fargo, Holdings will not be able to file its Form 10-K by its due date of October 15, 2007 and anticipates filing upon the conclusion of negotiations with Wells Fargo. On October 12, 2007, Holdings notified the American Stock Exchange (“AMEX”) that it would not file its Form 10-K in a timely manner in conformity with Section 610(b) of the AMEX Company Guide.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

October 15, 2007	By: /s/ Peter Giallorenzo
Peter Giallorenzo
Chief Financial Officer and Chief Operating Officer